Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

Titanium Metals Corporation	John A. St. Wrba
5430 LBJ Freeway, Suite 1700	Vice President and Treasurer
Dallas, Texas 75240	(972) 233-1700

TIMET REPORTS SECOND QUARTER 2012 RESULTS

    DALLAS, TEXAS . . . August 8, 2012 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to TIMET stockholders of $30.2 million, or $0.17 per diluted share, for the quarter ended June 30, 2012, compared to $31.5 million, or $0.18 per diluted share, for the same period in 2011.

The Company’s net sales were $281.7 million for the second quarter of 2012 compared to $272.0 million for the second quarter of 2011.  The increase in net sales was principally the result of increased average selling prices, partially offset by reduced volumes for industrial-grade melted and mill products.  Average selling price increases were driven by a continuation of strong demand within the commercial aerospace sector which resulted in a favorable shift in our product mix and annual adjustments under certain of our long-term agreements.

Operating income for the second quarter of 2012 was $43.7 million compared to $46.5 million during the same period in 2011, including a $2.1 million curtailment gain recorded in the second quarter of 2011 as a result of an amendment to a retiree medical benefit plan.  Excluding the curtailment gain, the positive earnings impacts of a favorable change in product mix substantially offset the impact of lower sales volumes of industrial-grade products in the current period.

Bob O’Brien, President and CEO commented, “We remain confident in a sustained growth pattern over the next several years in the commercial aerospace sector as the projected timelines for global fleet replacement and expansion are expected to generate significant titanium demand for our business in the years to come.  Temporary fluctuations in inventory levels in the aerospace supply chain and the project-oriented demand from the industrial sector may periodically impact our near-term demand, but we believe our customer supply agreements, which secure major positions on the engines and structures for key growth platforms, will bolster our core aerospace business for the foreseeable future.  To position ourselves for the expected demand growth under these platforms as the global fleet expands in developing areas, such as Asia, the Middle East and South America, we have initiated several capital projects to increase melt capacity and improve efficiency at certain facilities in the U.S. and abroad with completion expected within the next two years.

“Our significant manufacturing and raw material flexibility and cost efficiencies throughout our manufacturing processes, together with the benefit of our customer long-term agreements, will allow us to efficiently manage our cost structure and production levels to maximize returns in the current environment of strong demand.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of TIMET’s customers, TIMET’s vendors and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic, financial and political conditions;
•	global productive capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	possible disruption of business or increases in the cost of doing business resulting from natural disasters or other accidents impacting TIMET, TIMET’s customers or TIMET’s vendors;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)

	Three months ended		Six months ended
	June 30		June 30
	2011	2012	2011	2012
		(Unaudited)

Net sales	$272.0	$281.7	$524.1	$558.5
Cost of sales	209.1	220.7	412.9	439.1

Gross margin	62.9	61.0	111.2	119.4

Selling, general, administrative and development expense	16.8	17.7	31.6	34.9
Other income, net	0.4	0.4	12.0	1.3

Operating income	46.5	43.7	91.6	85.8

Other non-operating income, net	1.6	2.9	1.1	1.3

Income before income taxes	48.1	46.6	92.7	87.1

Provision for income taxes	16.0	15.2	31.0	28.6

Net income	32.1	31.4	61.7	58.5

Noncontrolling interest in net income of subsidiary	0.6	1.2	1.3	2.7

Net income attributable to TIMET stockholders	$31.5	$30.2	$60.4	$55.8

Basic and diluted earnings per share attributable to TIMET stockholders	$0.18	$0.17	$0.34	$0.32

Weighted average shares outstanding
Basic	179.7	175.2	179.9	175.2
Diluted	179.9	175.2	180.1	175.2

Melted product shipments:
Volume (metric tons)	1,790	1,470	3,285	2,945
Average selling price (per kilogram)	$20.65	$22.55	$21.65	$22.75

Mill product shipments:
Volume (metric tons)	4,220	4,110	8,130	8,105
Average selling price (per kilogram)	$51.15	$55.10	$51.60	$54.95